UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Event Reported: September 14, 2005

APA ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State of other jurisdiction of incorporation)	0-16106 (Commission File No.)	41-1347235 (IRS Employer Identification Number)

2950 NE 84th Lane, Blaine, MN 55449
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (763) 784-4995

(Former name, former address and former fiscal year, if changed since last report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry Into a Material Definitive Agreement

On September 14, 2005, the Company, with the approval of our Board of Directors, entered into a Severance Agreement with Cheri Podzimek, president of our subsidiary, APA Cables and Networks, Inc., and an Amended and Restated Agreement Regarding Employment/Compensation Upon Change of Control with Dr. Anil Jain, our president and chief executive officer. Copies of the agreements are filed herewith as exhibits. Capitalized terms used in this report have the meanings assigned to them in the agreements.

The Amended and Restated Agreement with Dr. Jain amends and restates his agreement dated August 20, 1997 to add a section that provides that if he is involuntarily terminated by the APA without Cause in the absence of a Change of Control he shall receive any bonus accrued as of the date of termination plus continuation of his salary for 24 months.

The Severance Agreement with Ms. Podzimek provides that if Ms. Podzimek (a) is terminated by the APACN without Cause in the absence of a Change of Control or a Subsidiary Sale, or (b) is terminated by APACN without Cause or resigns for Good Reason within six months after a Change in Control or a Subsidiary Sale, she is entitled to receive any bonus accrued at the date of termination plus continuation of her salary as follows:

If employment terminates after	she receives salary for this period after termination
	After Change of Control/Subsidiary Sale	No Change of Control/Subsidiary Sale
June 30, 2005	9 months	3 months
June 30, 2007	12 months	6 months
June 30, 2009	12 months	12 months

Payments to Dr. Jain and Ms. Podzimek cease if that person violates any continuing obligation to the Company, such as a non-compete covenant or confidentiality agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 15, 2005	APA ENTERPRISES, INC.

	By	/s/ Anil K. Jain
Anil K. Jain, Chief Executive and Chief
Financial Officer (Principal Executive and
Principal Financial Officer) and authorized signatory